Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Travis Lan
Executive Vice President and
Interim Chief Financial Officer
973-686-5007

VALLEY NATIONAL BANCORP REPORTS FOURTH QUARTER 2024 RESULTS

New York, NY – January 23, 2025 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter 2024 of $115.7 million, or $0.20 per diluted common share, as compared to the third quarter 2024 net income of $97.9 million, or $0.18 per diluted common share, and net income of $71.6 million, or $0.13 per diluted common share, for the fourth quarter 2023. Excluding all non-core income and charges, our adjusted net income (a non-GAAP measure) was $75.7 million, or $0.13 per diluted common share, for the fourth quarter 2024, $96.8 million, or $0.18 per diluted common share, for the third quarter 2024, and $116.3 million, or $0.22 per diluted common share, for the fourth quarter 2023. See further details below, including a reconciliation of our adjusted net income in the "Consolidated Financial Highlights" tables.

Ira Robbins, CEO, commented, "I am pleased with the successful execution of our balance sheet initiatives during 2024. We have substantially strengthened our financial position with incremental capital, an improved funding base, higher loan reserve coverage, and enhanced loan diversity. We believe these efforts will provide momentum for profitability improvement in 2025.”
Mr. Robbins continued, “The combination of lower-cost core deposit growth and yield curve dis-inversion should continue to support net interest margin expansion throughout 2025. Ongoing focus on expense management will help to ensure that anticipated revenue gains are additive to earnings. We remain focused on driving longer-term shareholder value through improved profitability and growth in our core commercial banking relationships.”
Key financial highlights for the fourth quarter 2024:
•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $424.3 million for the fourth quarter 2024 increased $12.5 million and $25.7 million as compared to the third quarter 2024 and fourth quarter 2023, respectively. Our net interest margin on a tax equivalent basis increased by 6 basis points to 2.92 percent in the fourth quarter 2024 as compared to 2.86 percent for the third quarter 2024. The increases from the third quarter 2024 were mostly due to a 31 basis point decline in our cost of total average deposits and additional interest income and higher yields from growth in our available for sale securities portfolio. This was partially offset by downward repricing on adjustable rate loans and lost interest income and loan yield related to loan sales in the fourth quarter 2024, primarily consisting of commercial real estate (CRE) loans that were previously held for sale.
•Loan Portfolio: Total loans decreased $555.6 million, or 4.50 percent on an annualized basis, to $48.8 billion at December 31, 2024 from September 30, 2024 mostly due to normal repayment activity mainly within the CRE non-owner occupied and multifamily loan categories during the fourth quarter 2024. We also sold approximately $151 million and $76

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2024 Earnings
January 23, 2025

million of CRE loans and residential mortgage loans (which the majority were sold at or above par value), respectively, that were not previously identified as loans held for sale at September 30, 2024. Our commercial and industrial (C&I) and total consumer loans grew by $132.1 million and $121.1 million, respectively, at December 31, 2024 from September 30, 2024. See the "Loans" section below for more details.
•Loans Held for Sale: Loans held for sale decreased $817.5 million to $25.7 million at December 31, 2024 from September 30, 2024 mainly due to the fourth quarter sale of performing CRE loans that were previously transferred to loans held for sale at September 30, 2024.
•CRE Loan Concentration: As a result of the CRE loan sales and repayment activity combined with our common stock issuance during the fourth quarter 2024, our CRE loan concentration ratio (defined as total commercial real estate loans held for investment and held for sale, excluding owner occupied loans, as a percentage of total risk-based capital) declined to approximately 362 percent at December 31, 2024 from 421 percent at September 30, 2024.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $573.3 million and $564.7 million at December 31, 2024 and September 30, 2024, respectively, representing 1.17 percent and 1.14 percent of total loans at each respective date. During the fourth quarter 2024, the provision for credit losses for loans was $107.0 million as compared to $75.0 million and $20.7 million for the third quarter 2024 and fourth quarter 2023, respectively. The fourth quarter 2024 provision reflects, among other factors, the impact of loan charge-offs, increased quantitative reserves allocated to CRE loans, higher specific reserves associated with collateral dependent loans, and continued growth in the C&I loan category. See the "Credit Quality" section below for more details.
•Credit Quality: Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $75.5 million to $99.2 million, or 0.20 percent of total loans, at December 31, 2024 as compared to $174.7 million, or 0.35 percent of total loans, at September 30, 2024 largely due to two well-secured CRE loans totaling $40.9 million and $43.9 million which were previously reported within the early stage delinquency categories and subsequently repaid and current to modified terms, respectively, at December 31, 2024. Non-accrual loans totaled $359.5 million, or 0.74 percent of total loans, at December 31, 2024 as compared to $296.3 million, or 0.60 percent of total loans, at September 30, 2024. Net loan charge-offs totaled $98.3 million for the fourth quarter 2024 as compared to $42.9 million and $17.5 million for the third quarter 2024 and fourth quarter 2023, respectively. The loan charge-offs in the fourth quarter 2024 included full and partial charge-offs totaling $83.2 million related to four non-performing commercial loan relationships. See the "Credit Quality" section below for more details.
•Deposits: Non-interest bearing deposits increased $274.9 million to $11.4 billion at December 31, 2024 from September 30, 2024 due to higher inflows of both consumer and commercial customer deposits during the fourth quarter 2024. Actual ending balances for deposits decreased $320.1 million to $50.1 billion at December 31, 2024 from September 30, 2024 as a $1.7 billion increase in direct customer deposits was offset by a $2.0 billion

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2024 Earnings
January 23, 2025

reduction in indirect customer deposits (consisting largely of brokered CDs) during the fourth quarter 2024. See the "Deposits" section below for more details.
•Non-Interest Income: Non-interest income decreased $9.5 million to $51.2 million for the fourth quarter 2024 as compared to the third quarter 2024 mainly due to income from litigation settlements totaling $7.3 million reported in other income during the third quarter 2024. Net losses on sales of loans totaled $4.7 million for the fourth quarter 2024 as compared to $3.6 million for the third quarter 2024. The fourth quarter net losses included $7.9 million of losses largely resulting from transaction costs related to the sale of performing CRE loans, and the third quarter net losses included a $5.8 million mark to market loss associated with the CRE loans transferred to loans held for sale at September 30, 2024. The negative impact of aforementioned items to total non-interest income was partially offset by increases in capital market fees and trust and investment services fees during the fourth quarter 2024.
•Non-Interest Expense: Non-interest expense increased $9.1 million to $278.6 million for the fourth quarter 2024 as compared to the third quarter 2024 largely due to increases of $7.7 million, $6.5 million, and $2.4 million in professional and legal fees; technology, furniture and equipment expense; and advertising (reported within other) expense, respectively, partially offset by declines in amortization of tax credit investments and salary and employee benefits expense during the fourth quarter 2024. The increases in professional and technology related expenses were mostly due to transformation and enhancement efforts in our bank operations.
•Income Tax Expense: We recognized an income tax benefit of $26.7 million for the fourth quarter 2024 as compared to income tax expense of $28.8 million for third quarter 2024. The fourth quarter tax benefit resulted mostly from a $46.4 million total reduction in uncertain tax liability positions and related accrued interest and penalties due to statute of limitation expirations. As a result, our effective tax rate was a negative 29.9 percent for the fourth quarter 2024 as compared to 22.7 percent for the third quarter 2024.
•Efficiency Ratio: Our efficiency ratio was 57.21 percent for the fourth quarter 2024 as compared to 56.13 percent and 60.70 percent for the third quarter 2024 and fourth quarter 2023, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE), and tangible ROE were 0.74 percent, 6.38 percent, and 8.81 percent for the fourth quarter 2024, respectively. Annualized ROA, ROE, and tangible ROE, adjusted for non-core items, were 0.48 percent, 4.17 percent, and 5.76 percent for the fourth quarter 2024, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
Net Interest Income and Margin
Net interest income on a tax equivalent basis of $424.3 million for the fourth quarter 2024 increased $12.5 million and $25.7 million as compared to the third quarter 2024 and fourth quarter 2023, respectively. Interest income on a tax equivalent basis decreased $25.7 million to $836.1 million for the fourth quarter 2024 as compared to the third quarter 2024. The decrease was mostly driven by lost

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2024 Earnings
January 23, 2025

interest income related to the CRE loan sales during the fourth quarter 2024, partially offset by higher interest income from targeted purchases of taxable investments within the available for sale securities portfolio and higher yields on new and renewed loan originations. Total interest expense decreased $38.2 million to $411.8 million for the fourth quarter 2024 as compared to the third quarter 2024 mainly due to lower costs on most interest bearing deposit products and a $702.2 million decrease in average time deposit balances primarily related to the repayment of indirect customer CDs throughout the fourth quarter. See the "Deposits" and "Other Borrowings" sections below for more details.
Net interest margin on a tax equivalent basis of 2.92 percent for the fourth quarter 2024 increased 6 basis points and 10 basis points from 2.86 percent and 2.82 percent, respectively, for the third quarter 2024 and fourth quarter 2023. The increase as compared to the third quarter 2024 was mostly due to the 31 basis point decline in our cost of total average deposit, partially offset by the lower yield on average interest earning assets. The yield on average interest earning assets decreased by 23 basis points to 5.75 on a linked quarter basis largely due to downward repricing of our adjustable rate loans and a higher amount of our average earning assets held in relatively lower-yielding cash and investment securities, partially offset by higher yielding investment purchases. The overall cost of average interest bearing liabilities decreased by 37 basis points to 3.85 percent for the fourth quarter 2024 as compared to the linked third quarter 2024 largely due to lower interest rates on deposits. Our cost of total average deposits was 2.94 percent for the fourth quarter 2024 as compared to 3.25 percent and 3.13 percent for the third quarter 2024 and fourth quarter 2023, respectively.
Loans, Deposits and Other Borrowings
Loans. Total loans decreased $555.6 million, or 4.5 percent on an annualized basis, to $48.8 billion at December 31, 2024 from September 30, 2024. C&I loans grew by $132.1 million, or 5.4 percent on an annualized basis, to $9.9 billion at December 31, 2024 from September 30, 2024 largely due to our continued strategic focus on the expansion of new loan production within this category. Total CRE (including construction) loans decreased $757.2 million to $29.6 billion at December 31, 2024 from September 30, 2024 primarily due to repayments of non-owner occupied and multifamily loans and the sale of $151 million of loans from these categories not previously identified as loans held for sale. Construction loans decreased $372.7 million from September 30, 2024 largely due to the completion of existing projects that moved to permanent financing or repaid. These decreases were partially offset by $232.5 million increase in owner occupied loans, some of which represents the permanent financing of the completed construction projects. We continue to be highly selective on new CRE loan originations in an effort to reduce loan concentrations within the non-owner occupied and multifamily loan categories. At December 31, 2024, the residential mortgage loan portfolio decreased $51.6 million to $5.6 billion from September 30, 2024 mainly due to the sale of approximately $76 million of loans from portfolio during the fourth quarter 2024 and the continued negative impact of the high mortgage interest rates on the volume of loan originations. Automobile loan balances increased by $77.3 million, or 17.0 percent on an annualized basis, to $1.9 billion at December 31, 2024 from September 30, 2024 mainly due to continued consumer demand generated by our indirect auto dealer network and low prepayment activity within the portfolio. Other consumer loans increased $20.5 million, or 7.7 percent on an annualized basis, to $1.1 billion at December 31, 2024 from September 30, 2024 primarily due to slightly higher usage of collateralized personal lines of credit.
Deposits. Actual ending balances for deposits decreased $320.1 million to $50.1 billion at December 31, 2024 from September 30, 2024 mainly due to a decrease of $1.8 billion in time deposits,

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2024 Earnings
January 23, 2025

partially offset by an increase of $1.2 billion in savings, NOW and money market deposits and an increase of $274.9 million in non-interest bearing deposits. Savings, NOW and money market deposit balances increased at December 31, 2024 from September 30, 2024 partially due to normal seasonal increases in governmental deposits account balances and other growth within our branch network, while we experienced mostly broad-based increases in both consumer and commercial non-interest bearing deposit balances at December 31, 2024. The decrease in time deposit balances was mainly driven by decline in indirect customer CDs, partially offset by higher direct retail customer CDs. Total indirect customer deposits (including both brokered money market and time deposits) totaled $7.1 billion and $9.1 billion in December 31, 2024 and September 30, 2024, respectively. Non-interest bearing deposits; savings, NOW, and money market deposits; and time deposits represented approximately 23 percent, 53 percent and 25 percent of total deposits as of December 31, 2024, respectively, as compared to 22 percent, 50 percent and 28 percent of total deposits as of September 30, 2024, respectively.
Other Borrowings. Short-term borrowings, consisting of securities sold under agreements to repurchase, increased $14.5 million to $72.7 million at December 31, 2024 from September 30, 2024. Long-term borrowings totaled $3.2 billion at December 31, 2024 and decreased $100.2 million as compared to September 30, 2024 mainly due to maturity and repayment of FHLB advances.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets increased $68.2 million to $373.3 million at December 31, 2024 compared to $305.1 million at September 30, 2024. Non-accrual loans increased $63.2 million to $359.5 million at December 31, 2024 as compared to September 30, 2024 largely driven by higher non-accrual commercial loan balances and, to a lesser extent, increased residential loan balances. Non-accrual CRE and C&I loans increased $43.5 million and $16.1 million, respectively, as compared to September 30, 2024. These increases were mainly driven by a few large loan relationships, partially offset by a $16.2 million partial charge-off related to a non-accrual C&I loan totaling $20.5 million at September 30, 2024. Non-accrual loans represented 0.74 percent of total loans at December 31, 2024 as compared to 0.60 percent of total loans at September 30, 2024. OREO increased $5.0 million at December 31, 2024 from September 30, 2024 mostly due to one CRE property transferred during the fourth quarter 2024.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $75.5 million to $99.2 million, or 0.20 percent of total loans, at December 31, 2024 as compared to $174.7 million, or 0.35 percent of total loans, at September 30, 2024. Loans 30 to 59 days past due decreased $58.0 million to $57.1 million at December 31, 2024 as compared to September 30, 2024 mainly due to a $55.5 million decrease in CRE loans and moderate declines in both C&I and consumer loan delinquencies, partially offset by higher residential mortgage loans delinquencies. The decrease in CRE loans 30 to 59 days past due was largely due to one previously reported delinquent loan totaling $40.9 million, which was fully repaid during the fourth quarter 2024, as well as other CRE loan delinquencies that migrated to non-accrual category at December 31, 2024. Loans 60 to 89 days past due decreased $18.6 million to $36.2 million at December 31, 2024 as compared to September 30, 2024 largely due to a modified and current $43.9 million well-secured CRE loan which was included in this delinquency category at September 30, 2024, partially offset by a few new CRE delinquencies within this category at December 31, 2024.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2024 Earnings
January 23, 2025

Loans 90 days or more past due increased $1.1 million to $5.9 million at December 31, 2024 as compared to $4.8 million at September 30, 2024 mainly due to higher residential mortgage loans delinquencies. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.
Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at December 31, 2024, September 30, 2024, and December 31, 2023:

	December 31, 2024		September 30, 2024		December 31, 2023
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$173,002	1.74%	$166,365	1.70%	$133,359	1.44%
Commercial real estate loans:
Commercial real estate	251,351	0.95	249,608	0.93	194,820	0.69
Construction	52,797	1.70	59,420	1.70	54,778	1.47
Total commercial real estate loans	304,148	1.03	309,028	1.02	249,598	0.78
Residential mortgage loans	58,895	1.05	51,545	0.91	42,957	0.77
Consumer loans:
Home equity	3,379	0.56	3,303	0.57	3,429	0.61
Auto and other consumer	19,426	0.65	18,086	0.63	16,737	0.58
Total consumer loans	22,805	0.64	21,389	0.62	20,166	0.59
Allowance for loan losses	558,850	1.15	548,327	1.11	446,080	0.89
Allowance for unfunded credit commitments	14,478		16,344		19,470
Total allowance for credit losses for loans	$573,328		$564,671		$465,550
Allowance for credit losses for
loans as a % of loans		1.17%		1.14%		0.93%

Our loan portfolio, totaling $48.8 billion at December 31, 2024, had net loan charge-offs totaling $98.3 million for the fourth quarter 2024 as compared to $42.9 million and $17.5 million for the third quarter 2024 and the fourth quarter 2023, respectively. Total gross loan charge-offs were $103.7 million for the fourth quarter 2024 and included full and partial charge-offs totaling $54.1 million and $29.1 million related to two non-performing CRE loan relationships and two C&I loan relationships, respectively.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.17 percent at December 31, 2024, 1.14 percent at September 30, 2024 and 0.93 percent at December 31, 2023. During the fourth quarter 2024, the provision for credit losses for loans totaled $107.0 million as compared to $75.0 million for the third quarter 2024 and $20.7 million for the fourth quarter 2023. The increase in the provision for credit losses was mainly driven by the impact of loan charge-offs, increased quantitative reserves

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2024 Earnings
January 23, 2025

allocated to CRE loans, higher specific reserves associated with collateral dependent loans, and continued growth in the C&I loan category, partially offset by a decline in qualitative and economic forecast reserves at December 31, 2024.
Capital Adequacy
Valley's total risk-based capital, Tier 1 capital, common equity Tier 1 capital, and Tier 1 leverage capital ratios were 13.87 percent, 11.55 percent, 10.82 percent, and 9.16 percent, respectively, at December 31, 2024 as compared to 12.56 percent, 10.29 percent, 9.57 percent and 8.40 percent, respectively, at September 30, 2024. The increases in the capital ratios as compared to September 30, 2024 were largely due to Valley's issuance of approximately 49.2 million shares of its common stock in a registered public offering during November 2024. The net proceeds of the offering, after deducting underwriting discounts and commissions and offering expenses payable by Valley, were $448.9 million.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 A.M. Eastern Standard Time, today to discuss the fourth quarter 2024 earnings and related matters. Interested parties should pre-register using this link: https://register.vevent.com/register to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com/ and archived on Valley’s website through February 24, 2025. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with over $62 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2024 Earnings
January 23, 2025

statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the impact of market interest rates and monetary and fiscal policies of the U.S. federal government and its agencies in connection with prolonged inflationary pressures, which could have a material adverse effect on our clients, our business, our employees, and our ability to provide services to our customers;
•the impact of unfavorable macroeconomic conditions or downturns, including an actual or threatened U.S. government shutdown, debt default or rating downgrade, instability or volatility in financial markets, unanticipated loan delinquencies, loss of collateral, decreased service revenues, increased business disruptions or failures, reductions in employment, and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as future legislation and policy changes under the new U.S. presidential administration, geopolitical instabilities or events; natural and other disasters, including severe weather events; health emergencies; acts of terrorism; or other external events;
•the impact of potential instability within the U.S. financial sector in the aftermath of the banking failures in 2023 and continued volatility thereafter, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived soundness, or concerns about the creditworthiness of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including Federal Deposit Insurance Corporation insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;
•the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;
•changes in the statutes, regulations, policy, or enforcement priorities of the federal bank regulatory agencies;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;
•a prolonged downturn and contraction in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2024 Earnings
January 23, 2025

•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•increased competitive challenges, including our ability to stay current with rapid technological changes in the financial services industry;
•cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks, and the increasing sophistication of such attacks;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank, the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•application of the OCC heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events;
•our ability to successfully execute our business plan and strategic initiatives; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, risk mitigation strategies, changes in regulatory lending guidance or other factors.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023.
The financial results and disclosures reported in this release are preliminary. Final 2024 financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2024, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2024	2024	2023	2024	2023
FINANCIAL DATA:
Net interest income - FTE (1)	$424,277	$411,812	$398,581	$1,633,920	$1,670,972
Net interest income	422,977	410,498	397,275	1,628,708	1,665,478
Non-interest income	51,202	60,671	52,691	224,501	225,729
Total revenue	474,179	471,169	449,966	1,853,209	1,891,207
Non-interest expense	278,582	269,471	340,421	1,105,860	1,162,691
Pre-provision net revenue	195,597	201,698	109,545	747,349	728,516
Provision for credit losses	106,536	75,024	20,580	308,830	50,184
Income tax (benefit) expense	(26,650)	28,818	17,411	58,248	179,821
Net income	115,711	97,856	71,554	380,271	498,511
Dividends on preferred stock	7,025	6,117	4,104	21,369	16,135
Net income available to common stockholders	$108,686	$91,739	$67,450	$358,902	$482,376
Weighted average number of common shares outstanding:
Basic	536,159,463	509,227,538	507,683,229	515,755,365	507,532,365
Diluted	540,087,600	511,342,932	509,714,526	517,991,801	509,245,768
Per common share data:
Basic earnings	$0.20	$0.18	$0.13	$0.70	$0.95
Diluted earnings	0.20	0.18	0.13	0.69	0.95
Cash dividends declared	0.11	0.11	0.11	0.44	0.44
Closing stock price - high	10.78	9.34	11.10	10.80	12.59
Closing stock price - low	8.70	6.58	7.71	6.52	6.59
FINANCIAL RATIOS:
Net interest margin	2.91%	2.85%	2.81%	2.84%	2.95%
Net interest margin - FTE (1)	2.92	2.86	2.82	2.85	2.96
Annualized return on average assets	0.74	0.63	0.47	0.61	0.82
Annualized return on avg. shareholders' equity	6.38	5.70	4.31	5.51	7.60
NON-GAAP FINANCIAL DATA AND RATIOS: (2)
Basic earnings per share, as adjusted	$0.13	$0.18	$0.22	$0.62	$1.06
Diluted earnings per share, as adjusted	0.13	0.18	0.22	0.62	1.06
Annualized return on average assets, as adjusted	0.48%	0.62%	0.76%	0.55%	0.91%
Annualized return on average shareholders' equity, as adjusted	4.17	5.64	7.01	4.98	8.45
Annualized return on avg. tangible shareholders' equity	8.81%	8.06%	6.21%	7.78%	11.05%
Annualized return on average tangible shareholders' equity, as adjusted	5.76	7.97	10.10	7.03	12.29
Efficiency ratio	57.21	56.13	60.70	57.98	56.62

AVERAGE BALANCE SHEET ITEMS:
Assets	$62,865,338	$62,242,022	$61,113,553	$61,973,902	$61,065,897
Interest earning assets	58,214,783	57,651,650	56,469,468	57,317,926	56,500,528
Loans	49,730,130	50,126,963	50,039,429	50,030,586	49,351,861
Interest bearing liabilities	42,765,949	42,656,956	40,753,313	42,142,087	40,042,506
Deposits	50,726,080	50,409,234	49,460,571	49,777,963	48,491,669
Shareholders' equity	7,255,159	6,862,555	6,639,906	6,900,204	6,558,768

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
BALANCE SHEET ITEMS:	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2024	2024	2024	2024	2023
Assets	$62,491,691	$62,092,332	$62,058,974	$61,000,188	$60,934,974
Total loans	48,799,711	49,355,319	50,311,702	49,922,042	50,210,295
Deposits	50,075,857	50,395,966	50,112,177	49,077,946	49,242,829
Shareholders' equity	7,435,127	6,972,380	6,737,737	6,727,139	6,701,391

LOANS:
(In thousands)
Commercial and industrial	$9,931,400	$9,799,287	$9,479,147	$9,104,193	$9,230,543
Commercial real estate:
Non-owner occupied	12,344,355	12,647,649	13,710,015	14,962,851	15,078,464
Multifamily	8,299,250	8,612,936	8,976,264	8,818,263	8,860,219
Owner occupied	5,886,620	5,654,147	5,536,844	4,367,839	4,304,556
Construction	3,114,733	3,487,464	3,545,723	3,556,511	3,726,808
Total commercial real estate	29,644,958	30,402,196	31,768,846	31,705,464	31,970,047
Residential mortgage	5,632,516	5,684,079	5,627,113	5,618,355	5,569,010
Consumer:
Home equity	604,433	581,181	566,467	564,083	559,152
Automobile	1,901,065	1,823,738	1,762,852	1,700,508	1,620,389
Other consumer	1,085,339	1,064,838	1,107,277	1,229,439	1,261,154
Total consumer loans	3,590,837	3,469,757	3,436,596	3,494,030	3,440,695
Total loans	$48,799,711	$49,355,319	$50,311,702	$49,922,042	$50,210,295

CAPITAL RATIOS:
Book value per common share	$12.67	$13.00	$12.82	$12.81	$12.79
Tangible book value per common share (2)	9.10	9.06	8.87	8.84	8.79
Tangible common equity to tangible assets (2)	8.40%	7.68%	7.52%	7.62%	7.58%
Tier 1 leverage capital	9.16	8.40	8.19	8.20	8.16
Common equity tier 1 capital	10.82	9.57	9.55	9.34	9.29
Tier 1 risk-based capital	11.55	10.29	9.98	9.78	9.72
Total risk-based capital	13.87	12.56	12.17	11.88	11.76

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
ALLOWANCE FOR CREDIT LOSSES:	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2024	2024	2023	2024	2023
Allowance for credit losses for loans
Beginning balance	$564,671	$532,541	$462,345	$465,550	$483,255
Impact of the adoption of ASU No. 2022-02	—	—	—	—	(1,368)
Beginning balance, adjusted	564,671	532,541	462,345	465,550	481,887
Loans charged-off:
Commercial and industrial	(31,784)	(7,501)	(10,616)	(68,299)	(48,015)
Commercial real estate	(69,218)	(33,292)	(8,814)	(125,858)	(11,134)
Construction	—	(4,831)	(1,906)	(12,637)	(11,812)
Residential mortgage	(29)	—	(25)	(29)	(194)
Total consumer	(2,621)	(2,597)	(1,274)	(8,289)	(4,298)
Total loans charged-off	(103,652)	(48,221)	(22,635)	(215,112)	(75,453)
Charged-off loans recovered:
Commercial and industrial	1,452	3,162	4,655	6,038	11,270
Commercial real estate	3,138	66	1	3,595	34
Construction	—	1,535	—	1,535	—
Residential mortgage	81	29	15	140	201
Total consumer	673	521	473	2,194	1,986
Total loans recovered	5,344	5,313	5,144	13,502	13,491
Total net charge-offs	(98,308)	(42,908)	(17,491)	(201,610)	(61,962)
Provision for credit losses for loans	106,965	75,038	20,696	309,388	45,625
Ending balance	$573,328	$564,671	$465,550	$573,328	$465,550
Components of allowance for credit losses for loans:
Allowance for loan losses	$558,850	$548,327	$446,080	$558,850	$446,080
Allowance for unfunded credit commitments	14,478	16,344	19,470	14,478	19,470
Allowance for credit losses for loans	$573,328	$564,671	$465,550	$573,328	$465,550
Components of provision for credit losses for loans:
Provision for credit losses for loans	$108,831	$71,925	$21,396	$314,380	$50,755
(Credit) provision for unfunded credit commitments	(1,866)	3,113	(700)	(4,992)	(5,130)
Total provision for credit losses for loans	$106,965	$75,038	$20,696	$309,388	$45,625

Annualized ratio of total net charge-offs to average loans	0.79%	0.34%	0.14%	0.40%	0.13%
Allowance for credit losses as a % of total loans	1.17%	1.14%	0.93%	1.17%	0.93%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands)	2024	2024	2024	2024	2023
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$2,389	$4,537	$5,086	$6,202	$9,307
Commercial real estate	20,902	76,370	1,879	5,791	3,008
Residential mortgage	21,295	19,549	17,389	20,819	26,345
Total consumer	12,552	14,672	21,639	14,032	20,554
Total 30 to 59 days past due	57,138	115,128	45,993	46,844	59,214
60 to 89 days past due:
Commercial and industrial	1,007	1,238	1,621	2,665	5,095
Commercial real estate	24,903	43,926	—	3,720	1,257
Residential mortgage	5,773	6,892	6,632	5,970	8,200
Total consumer	4,484	2,732	3,671	1,834	4,715
Total 60 to 89 days past due	36,167	54,788	11,924	14,189	19,267
90 or more days past due:
Commercial and industrial	1,307	1,786	2,739	5,750	5,579
Commercial real estate	—	—	4,242	—	—
Construction	—	—	3,990	3,990	3,990
Residential mortgage	3,533	1,931	2,609	2,884	2,488
Total consumer	1,049	1,063	898	731	1,088
Total 90 or more days past due	5,889	4,780	14,478	13,355	13,145
Total accruing past due loans	$99,194	$174,696	$72,395	$74,388	$91,626
Non-accrual loans:
Commercial and industrial	$136,675	$120,575	$102,942	$102,399	$99,912
Commercial real estate	157,231	113,752	123,011	100,052	99,740
Construction	24,591	24,657	45,380	51,842	60,850
Residential mortgage	36,786	33,075	28,322	28,561	26,986
Total consumer	4,215	4,260	3,624	4,438	4,383
Total non-accrual loans	359,498	296,319	303,279	287,292	291,871
Other real estate owned (OREO)	12,150	7,172	8,059	88	71
Other repossessed assets	1,681	1,611	1,607	1,393	1,444
Total non-performing assets	$373,329	$305,102	$312,945	$288,773	$293,386
Total non-accrual loans as a % of loans	0.74%	0.60%	0.60%	0.58%	0.58%
Total accruing past due and non-accrual loans as a % of loans	0.94%	0.95%	0.75%	0.72%	0.76%
Allowance for losses on loans as a % of non-accrual loans	155.45%	185.05%	171.23%	163.33%	152.83%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2024	2024	2023	2024	2023
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$115,711	$97,856	$71,554	$380,271	$498,511
Add: FDIC Special assessment (a)	—	—	50,297	8,757	50,297
Add: Losses (gains) on available for sale and held to maturity debt securities, net (b)	3	1	(877)	15	(401)
Add: Restructuring charge (c)	1,085	—	(538)	2,039	9,969
Add: Net losses on the sale of commercial real estate loans (d)	7,866	5,794	—	13,660	—
Add: Provision for credit losses for available for sale securities (e)	—	—	—	—	5,000
Add: Merger related expenses (f)	—	—	10,000	—	14,133
Add: Litigation reserve (g)	—	—	3,540	—	3,540
Less: Litigation settlements (h)	—	(7,334)	—	(7,334)	—
Less: Net gains on sales of office buildings (i)	—	—	—	—	(6,721)
Less: Gain on sale of commercial premium finance lending division (i)	—	—	—	(3,629)	—
Less: Income tax benefit (j)	(46,431)	—	—	(46,431)	—
Total non-GAAP adjustments to net income	$(37,477)	$(1,539)	$62,422	$(32,923)	$75,817
Income tax adjustments related to non-GAAP adjustments (k)	(2,520)	437	(17,679)	(3,789)	(20,057)
Net income, as adjusted (non-GAAP)	75,714	96,754	116,297	343,559	554,271
Dividends on preferred stock	7,025	6,117	4,104	21,369	16,135
Net income available to common shareholders, as adjusted (non-GAAP)	$68,689	$90,637	$112,193	$322,190	$538,136
_____________
(a) Included in FDIC insurance assessment.
(b) Included in gains on securities transactions, net.
(c) Represents severance (credit adjustments) expense related to workforce reductions within salary and employee benefits expense.
(d) Represents actual and mark to market losses on commercial real estate loan sales included in (losses) gains on sales of loans, net.
(e) Included in (credit) provision for credit losses for available for sale and held to maturity securities (tax disallowed).
(f) Represents data processing termination costs within technology, furniture and equipment expense and severance within salary and employee benefits expense for the 2023 periods.
(g) Represents legal reserves and settlement charges included in professional and legal fees.
(h) Represents recoveries from legal settlements included in other income.
(i) Included in (losses) gains on sales of assets, net within non-interest income.
(j) Represents the income tax benefit from the reduction in uncertain tax liability positions and accrued interest and penalties due to statute of limitation expirations included in income tax (benefit) expense.
(k) Calculated using the appropriate blended statutory tax rate for the applicable period.

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2024	2024	2023	2024	2023
Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$68,689	$90,637	$112,193	$322,190	$538,136
Average number of shares outstanding	536,159,463	509,227,538	507,683,229	515,755,365	507,532,365
Basic earnings, as adjusted (non-GAAP)	$0.13	$0.18	$0.22	$0.62	$1.06
Average number of diluted shares outstanding	540,087,600	511,342,932	509,714,526	517,991,801	509,245,768
Diluted earnings, as adjusted (non-GAAP)	$0.13	$0.18	$0.22	$0.62	$1.06
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$75,714	$96,754	$116,297	$343,559	$554,271
Average shareholders' equity	7,255,159	6,862,555	6,639,906	6,900,204	6,558,768
Less: Average goodwill and other intangible assets	2,000,574	2,008,692	2,033,656	2,012,713	2,047,172
Average tangible shareholders' equity	$5,254,585	$4,853,863	$4,606,250	$4,887,491	$4,511,596
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	5.76%	7.97%	10.10%	7.03%	12.29%
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$75,714	$96,754	$116,297	$343,559	$554,271
Average assets	62,865,338	62,242,022	61,113,553	61,973,902	61,065,897
Annualized return on average assets, as adjusted (non-GAAP)	0.48%	0.62%	0.76%	0.55%	0.91%
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$75,714	$96,754	$116,297	$343,559	$554,271
Average shareholders' equity	7,255,159	6,862,555	6,639,906	6,900,204	6,558,768
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	4.17%	5.64%	7.01%	4.98%	8.45%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$115,711	$97,856	$71,554	$380,271	$498,511
Average shareholders' equity	7,255,159	6,862,555	6,639,906	6,900,204	6,558,768
Less: Average goodwill and other intangible assets	2,000,574	2,008,692	2,033,656	2,012,713	2,047,172
Average tangible shareholders' equity	$5,254,585	$4,853,863	$4,606,250	$4,887,491	$4,511,596
Annualized return on average tangible shareholders' equity (non-GAAP)	8.81%	8.06%	6.21%	7.78%	11.05%
Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$278,582	$269,471	$340,421	$1,105,860	$1,162,691
Less: FDIC Special assessment (pre-tax)	—	—	50,297	8,757	50,297
Less: Restructuring charge (pre-tax)	1,085	—	(538)	2,039	9,969
Less: Merger-related expenses (pre-tax)	—	—	10,000	—	14,133
Less: Amortization of tax credit investments (pre-tax)	1,740	5,853	4,547	18,946	18,009
Less: Litigation reserve (pre-tax)	—	—	3,540	—	3,540
Non-interest expense, as adjusted (non-GAAP)	275,757	263,618	272,575	1,076,118	1,066,743
Net interest income, as reported (GAAP)	$422,977	$410,498	$397,275	$1,628,708	$1,665,478
Non-interest income, as reported (GAAP)	51,202	60,671	52,691	224,501	225,729
Add: Losses (gains) on available for sale and held to maturity securities transactions, net (pre-tax)	3	1	(877)	15	(401)
Add: Net losses on the sale of commercial real estate loans (pre-tax)	7,866	5,794	—	13,660	—
Less: Litigation settlements (pre-tax)	—	(7,334)	—	(7,334)	—
Less: Net gains on sales of office buildings (pre-tax)	—	—	—	—	(6,721)
Less: Gain on sale of premium finance division (pre-tax)	—	—	—	(3,629)	—
Non-interest income, as adjusted (non-GAAP)	$59,071	$59,132	$51,814	$227,213	$218,607
Gross operating income, as adjusted (non-GAAP)	$482,048	$469,630	$449,089	$1,855,921	$1,884,085
Efficiency ratio (non-GAAP)	57.21%	56.13%	60.70%	57.98%	56.62%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except for share data)	2024	2024	2024	2024	2023
Tangible book value per common share (non-GAAP):
Common shares outstanding	558,786,093	509,252,936	509,205,014	508,893,059	507,709,927
Shareholders' equity (GAAP)	$7,435,127	$6,972,380	$6,737,737	$6,727,139	$6,701,391
Less: Preferred stock	354,345	354,345	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,997,597	2,004,414	2,012,580	2,020,405	2,029,267
Tangible common shareholders' equity (non-GAAP)	$5,083,185	$4,613,621	$4,515,466	$4,497,043	$4,462,433
Tangible book value per common share (non-GAAP)	$9.10	$9.06	$8.87	$8.84	$8.79
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$5,083,185	$4,613,621	$4,515,466	$4,497,043	$4,462,433
Total assets (GAAP)	$62,491,691	$62,092,332	$62,058,974	$61,000,188	$60,934,974
Less: Goodwill and other intangible assets	1,997,597	2,004,414	2,012,580	2,020,405	2,029,267
Tangible assets (non-GAAP)	$60,494,094	$60,087,918	$60,046,394	$58,979,783	$58,905,707
Tangible common equity to tangible assets (non-GAAP)	8.40%	7.68%	7.52%	7.62%	7.58%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	December 31,
	2024	2023
	(Unaudited)
Assets
Cash and due from banks	$411,412	$284,090
Interest bearing deposits with banks	1,478,713	607,135
Investment securities:
Equity securities	71,513	64,464
Trading debt securities	—	3,973
Available for sale debt securities	3,369,724	1,296,576
Held to maturity debt securities (net of allowance for credit losses of $647 at December 31, 2024 and $1,205 at December 31, 2023)	3,531,573	3,739,208
Total investment securities	6,972,810	5,104,221
Loans held for sale (includes fair value of $16,931 at December 31, 2024 and $20,640 at December 31, 2023 for loans originated for sale)	25,681	30,640
Loans	48,799,711	50,210,295
Less: Allowance for loan losses	(558,850)	(446,080)
Net loans	48,240,861	49,764,215
Premises and equipment, net	350,796	381,081
Lease right of use assets	328,475	343,461
Bank owned life insurance	731,574	723,799
Accrued interest receivable	239,941	245,498
Goodwill	1,868,936	1,868,936
Other intangible assets, net	128,661	160,331
Other assets	1,713,831	1,421,567
Total Assets	$62,491,691	$60,934,974
Liabilities
Deposits:
Non-interest bearing	$11,428,674	$11,539,483
Interest bearing:
Savings, NOW and money market	26,304,639	24,526,622
Time	12,342,544	13,176,724
Total deposits	50,075,857	49,242,829
Short-term borrowings	72,718	917,834
Long-term borrowings	3,174,155	2,328,375
Junior subordinated debentures issued to capital trusts	57,455	57,108
Lease liabilities	388,303	403,781
Accrued expenses and other liabilities	1,288,076	1,283,656
Total Liabilities	55,056,564	54,233,583
Shareholders’ Equity
Preferred stock, no par value; authorized 50,000,000 shares authorized:
Series A (4,600,000 shares issued at December 31, 2024 and December 31, 2023)	111,590	111,590
Series B (4,000,000 shares issued at December 31, 2024 and December 31, 2023)	98,101	98,101
Series C (6,000,000 shares issued at December 31, 2024)	144,654	—
Common stock (no par value, authorized 650,000,000 shares; issued 558,786,093 shares at December 31, 2024 and 507,896,910 shares at December 31, 2023)	195,998	178,187
Surplus	5,442,070	4,989,989
Retained earnings	1,598,048	1,471,371
Accumulated other comprehensive loss	(155,334)	(146,456)
Treasury stock, at cost (186,983 common shares at December 31, 2023)	—	(1,391)
Total Shareholders’ Equity	7,435,127	6,701,391
Total Liabilities and Shareholders’ Equity	$62,491,691	$60,934,974

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Interest Income
Interest and fees on loans	$750,667	$786,680	$762,894	$3,079,864	$2,886,930
Interest and dividends on investment securities:
Taxable	55,983	49,700	34,117	181,940	130,708
Tax-exempt	4,803	4,855	4,820	19,253	20,305
Dividends	5,860	5,929	6,138	24,958	24,139
Interest on federal funds sold and other short-term investments	17,513	13,385	10,215	51,482	76,809
Total interest income	834,826	860,549	818,184	3,357,497	3,138,891
Interest Expense
Interest on deposits:
Savings, NOW and money market	214,489	235,371	221,501	913,963	739,025
Time	158,716	174,741	165,351	644,964	535,749
Interest on short-term borrowings	293	451	5,524	22,047	94,869
Interest on long-term borrowings and junior subordinated debentures	38,351	39,488	28,533	147,815	103,770
Total interest expense	411,849	450,051	420,909	1,728,789	1,473,413
Net Interest Income	422,977	410,498	397,275	1,628,708	1,665,478
(Credit) provision for credit losses for available for sale and held to maturity securities	(429)	(14)	(116)	(558)	4,559
Provision for credit losses for loans	106,965	75,038	20,696	309,388	45,625
Net Interest Income After Provision for Credit Losses	316,441	335,474	376,695	1,319,878	1,615,294
Non-Interest Income
Wealth management and trust fees	16,425	15,125	11,978	62,616	44,158
Insurance commissions	3,705	2,880	3,221	12,794	11,116
Capital Markets	7,425	6,347	6,489	27,221	41,489
Service charges on deposit accounts	12,989	12,826	9,336	48,276	41,306
Gains on securities transactions, net	1	47	907	100	1,104
Fees from loan servicing	3,071	3,443	2,616	12,393	10,670
(Losses) gains on sales of loans, net	(4,698)	(3,644)	2,302	(5,840)	6,054
(Losses) gains on sales of assets, net	(20)	55	(129)	3,727	6,809
Bank owned life insurance	3,775	5,387	4,107	16,942	11,843
Other	8,529	18,205	11,864	46,272	51,180
Total non-interest income	51,202	60,671	52,691	224,501	225,729
Non-Interest Expense
Salary and employee benefits expense	137,117	138,832	131,719	558,595	563,591
Net occupancy expense	26,576	26,973	27,590	102,124	101,470
Technology, furniture and equipment expense	35,482	28,962	44,404	135,109	150,708
FDIC insurance assessment	14,002	14,792	60,627	61,476	88,154
Amortization of other intangible assets	8,373	8,692	9,696	35,045	39,768
Professional and legal fees	21,794	14,118	25,238	70,315	80,567
Amortization of tax credit investments	1,740	5,853	4,547	18,946	18,009
Other	33,498	31,249	36,600	124,250	120,424
Total non-interest expense	278,582	269,471	340,421	1,105,860	1,162,691
Income Before Income Taxes	89,061	126,674	88,965	438,519	678,332
Income tax (benefit) expense	(26,650)	28,818	17,411	58,248	179,821
Net Income	115,711	97,856	71,554	380,271	498,511
Dividends on preferred stock	7,025	6,117	4,104	21,369	16,135
Net Income Available to Common Shareholders	$108,686	$91,739	$67,450	$358,902	$482,376

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$49,730,130	$750,690	6.04%	$50,126,963	$786,704	6.28%	$50,039,429	$762,918	6.10%
Taxable investments (3)	6,504,106	61,843	3.80	5,977,211	55,629	3.72	4,950,773	40,255	3.25
Tax-exempt investments (1)(3)	565,877	6,080	4.30	573,059	6,145	4.29	593,577	6,101	4.11
Interest bearing deposits with banks	1,414,670	17,513	4.95	974,417	13,385	5.49	885,689	10,215	4.61
Total interest earning assets	58,214,783	836,126	5.75	57,651,650	861,863	5.98	56,469,468	819,489	5.80
Other assets	4,650,555			4,590,372			4,644,085
Total assets	$62,865,338			$62,242,022			$61,113,553
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$25,928,201	$214,489	3.31%	$25,017,504	$235,371	3.76%	$23,991,093	$221,500	3.69%
Time deposits	13,530,980	158,716	4.69	14,233,209	174,741	4.91	13,934,683	165,351	4.75
Short-term borrowings	72,504	293	1.62	81,251	451	2.22	449,831	5,524	4.91
Long-term borrowings (4)	3,234,264	38,351	4.74	3,324,992	39,488	4.75	2,377,706	28,533	4.80
Total interest bearing liabilities	42,765,949	411,849	3.85	42,656,956	450,051	4.22	40,753,313	420,908	4.13
Non-interest bearing deposits	11,266,899			11,158,521			11,534,795
Other liabilities	1,577,331			1,563,990			2,185,539
Shareholders' equity	7,255,159			6,862,555			6,639,906
Total liabilities and shareholders' equity	$62,865,338			$62,242,022			$61,113,553
Net interest income/interest rate spread (5)		$424,277	1.90%		$411,812	1.76%		$398,581	1.67%
Tax equivalent adjustment		(1,300)			(1,314)			(1,305)
Net interest income, as reported		$422,977			$410,498			$397,276
Net interest margin (6)			2.91%			2.85%			2.81%
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			2.92%			2.86%			2.82%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of financial condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 70 Speedwell Avenue, Morristown, New Jersey, 07960, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.